September 16th, 2005

Re:      Participation Agreement - Tiller Ranch Field
            Jim Wells County, Texas

This letter outlines how you will participate with Petrogen, Inc. ("Petrogen") in the development of Petrogen's interests in certain leases (the "Leases") within the Tiller Ranch Field of Jim Wells County, Texas, and shall evidence our agreement in that regard. The Leases are described on the list attached to this letter and marked Exhibit A. The area covered by the Leases (the "Lease Area") is shown on a plat attached to Exhibit A.

When signed by you, this letter will be a binding agreement (the "Agreement") between you and Petrogen setting out the terms and conditions under which you will participate with Petrogen in development of the Leases.

The terms and conditions of the Agreement are as follows:

  WORKING INTEREST RIGHTS AND TERMS.   Petrogen will assign you one percent of eight-eighths (1% of 8/8) working interest (the "Assignment") of the Leases covering one-hundred percent (100%) of the minerals within the Lease Area. You will be responsible for the costs associated with your portion of all development and production costs of the Leases and respective wellbores either by attribution of revenue of the Lease with surplus accounted to the WI holders or with "cash calls" billed to the WI holders in advance of their costs being borne by the Operator in proportion to their WI interests as set forth under the terms of the JOA, as described herein below. The WI will not be registered on title but will be recorded on the books of the Company and held in trust, for which the Company may file a trust declaration. You hereby appoint the Company as your agent and power of attorney to file such declarations on title as the Company shall consider advisable.
  NET REVENUE INTEREST.   In the Assignment, the Leases will burdened by royalties equal to thirty percent (30%), such that you will own a net revenue interest equal to seven-tenths of one percent (0.7%).
  CASH PAYMENT.   You'll pay Petrogen $30,000 (the "Cash Consideration") in exchange for the Assignment by Petrogen.
  ASSIGNMENT.   Within five (5) business days after Petrogen's receipt of the Cash Consideration, Petrogen will provide the Assignment of the Leases to you.
  AUTHORITY FOR EXPENDITURES ("AFE") COSTS.   You will be notified thirty (30) days in advance of all AFE expenditures related to the costs associated to develop new natural gas and/or oil wells (the "Well") on the Leases. Upon receipt of the AFE, you will pay your 1% share of those costs within fifteen calendar days.
  OPERATING AGREEMENT.   Within thirty (30) days of your execution of this letter, Petrogen and you will enter into a joint operating agreement ("JOA"), which shall name Petrogen as operator and include provisions for fixed rate administrative overhead for similar wells in accordance with the latest survey of such rates published by Ernst & Young, LLP.
  KNOWLEDGEABLE INVESTOR.   You represent that you are an experienced and knowledgeable investor. In making your decision to participate in the Leases, you relied solely on your own independent investigation, analysis and evaluation.
  SECURITIES REPRESENTATION.   You are acquiring the Leases for you own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933 and any other applicable laws pertaining to the distribution of securities.
  ASSIGNABILITY.   This Agreement is binding upon the parties hereto, their successors and assigns. Except for assignments to Affiliates, you shall make no assignment of the Agreement without Petrogen's prior written consent. In the even that you make a decision to assign your interests in the Leases, Petrogen reserves the right of first refusal to purchase those interests from you.
  NON-DISCLOSURE & NON-CIRCUMVENTION.   You warrant Petrogen that you shall keep all Information provided or discussed with you by Petrogen or any third party related to the Leases and the Tom Graham Field strictly confidential and further warrant Petrogen that you will abide by the spirit of non-interference and non-circumvention as it relates to Petrogen's current and future business affairs regarding the Leases and the Tom Graham Field and any and all subsequent developments thereupon.
  TERM.   The term of this Agreement shall be for the longer of so long as any of the Leases (including any extensions or renewals) remain in force and effect or the JOA remains in force and effect according to its terms.

If this Agreement meets with your approval, please sign in the space provided and return it to the attention of the undersigned.

Very truly yours,

PETROGEN, INC.

/s/ Sacha Spindler
        Sacha H. Spindler, CEO

AGREED & ACCEPTED, THIS 16th DAY OF September, 2005.

            /s/ Alex Long
            Investor Signature

            Alex Long
               Investor Name